Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

CHARLES & COLVARD DIRECT, LLC

AND

BAMBOO PINK, INC.

DATED AS OF OCTOBER 19, 2012

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS		1
1.1	Definitions	1
ARTICLE 2 PURCHASE, SALE AND ASSUMPTION		7
2.1	Purchase and Sale of Purchased Assets	7
2.2	Excluded Assets	7
2.3	Assumed Liabilities	7
2.4	Excluded Liabilities	7
2.5	Consideration	7
2.6	Purchase Price	7
2.7	Closing Transactions	8
2.8	Allocation of Purchase Price	8
2.9	Assignment of Contracts	8
2.10	Assignment of Love Knot Trademark	8
ARTICLE 3 FURTHER DELIVERIES AT CLOSING		9
3.1	Deliveries by Purchaser	9
3.2	Deliveries by Seller	9
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER		10
4.1	Organization and Power	10
4.2	Authorization	10
4.3	Capitalization	10
4.4	No Breach	10
4.5	[Intentionally omitted]	10
4.6	Absence of Certain Developments	11
4.7	Real Property Leases	11
4.8	Purchased Assets	11
4.9	Indebtedness	12
4.10	Proprietary Right	12
4.11	Litigation; Proceedings	12
4.12	Compliance with Legal Requirements	12
4.13	[Intentionally omitted]	12
4.14	Employees	12
4.15	Employee Benefit Plans	13
4.16	Insurance	14
4.17	Tax Matters	14
4.18	Brokerage	15
4.19	Customers and Suppliers	15
4.20	Questionable Payments	15
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER		15
5.1	Organization and Power	15
5.2	Authorization	15
5.3	No Breach	16
5.4	Governmental Authorities and Consents	16

i

5.5	Litigation	16
5.6	Brokerage	16
ARTICLE 6 NON-COMPETITION AND OTHER POST-CLOSING MATTERS		16
6.1	Confidentiality; Press Releases	16
6.2	Non-competition	16
6.3	[Intentionally omitted]	17
6.4	Mutual Assistance	18
6.5	Expenses	18
6.6	Further Transfers	18
6.7	Transfer Taxes; Recording Charges	18
6.8	Use of Name	18
6.9	Tax Matters; Cooperation; Procedures Relating to Tax Claims	19
6.10	Employee Matters	19
ARTICLE 7 ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING		19
7.1	Indemnification	19
7.2	Survival	23
ARTICLE 8 MISCELLANEOUS		23
8.1	Amendment and Waiver	23
8.2	Notices	23
8.3	Assignment	24
8.4	Severability	25
8.5	No Strict Construction	25
8.6	Captions	25
8.7	No Third-Party Beneficiaries	25
8.8	Complete Agreement	25
8.9	Counterparts	25
8.10	Governing Law and Jurisdiction	25

ii

LIST OF SCHEDULES

Schedules
Schedule 1.1(d)	Agreements and Instruments Constituting Excluded Liabilities
Schedule 2.6	Payoff Accounts
Schedule 2.8	Allocation of Purchase Price
Schedule 4.3	Capitalization
Schedule 4.4	No Breach
Schedule 4.6	Absence of Certain Developments
Schedule 4.7	Real Property Leases
Schedule 4.8	Inventory
Schedule 4.9	Indebtedness
Schedule 4.10	Proprietary Rights
Schedule 4.11	Litigation
Schedule 4.16	Insurance
Schedule 4.19	Major Suppliers

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 19, 2012, by and among (1) CHARLES & COLVARD DIRECT, LLC, a North Carolina limited liability company (“Purchaser”), (2) BAMBOO PINK, INC., a California corporation (“Seller”), and (3) solely for purposes of ARTICLES 7 and 8 hereof, FRANCES GADBOIS, an individual resident in the State of California (“Ms. Gadbois”).  Capitalized terms used in this Agreement without definition shall have the respective meanings given to such terms in ARTICLE 1 hereof.  Seller and Purchaser are collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, Seller is engaged in, among other things, the Business;

WHEREAS, Ms. Gadbois is the majority shareholder of Seller;

WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell, transfer and assign, and Purchaser desires to purchase the Purchased Assets; and

WHEREAS, the Parties acknowledge that this Agreement contemplates that Purchaser will only be acquiring the Purchased Assets, and that, accordingly, Purchaser will not be (i) acquiring any assets of Seller other than the Purchased Assets, (ii) employing or retaining any of Seller’s employees, (iii) leasing any of Seller’s facilities, or (iv) assuming any of Seller’s liabilities.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions.  As used in this Agreement, the following terms have the meanings set forth below.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Ancillary Agreements” means the Bill of Sale.

“Bill of Sale” means that certain bill of sale entered into at Closing in a form reasonably satisfactory to the Seller and Purchaser.

“Business” means the business of the design, marketing, distribution or sale of jewelry for a direct-to-consumer home-based jewelry business opportunity.

“Claim Notice” shall have the meaning set forth in Section 7.1(c)(i) hereof.

“Closing” shall have the meaning set forth in Section 2.7(a) hereof.

“Closing Date” shall have the meaning set forth in Section 2.7(a) hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitor” shall have the meaning set forth in Section 6.2(a)(i) hereof.

“Contracts” means leases, subleases, maintenance agreements and all other agreements, contracts, subcontracts, arrangements, purchase orders, obligations, commitments, licenses, sublicenses, instruments, indentures, notes and understandings of any nature, whether written or oral (including any amendments and other modifications thereto), to which Seller is a party or by which Seller or any of its assets are bound.

“Employee Plan” shall have the meaning set forth in Section 4.15 hereof.

 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Excluded Assets” means all assets of Seller that are not expressly included in the definition of “Purchased Assets.”

“Excluded Liabilities” means all liabilities and obligations of Seller of whatever kind and nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether arising before, on or after the Closing Date) including, without limitation:

(a) any obligations or liabilities of Seller to Purchaser under this Agreement and the Bill of Sale;

(b) any Indebtedness of Seller;

(c) Seller Transaction Expenses;

(d) any liability or obligation to the extent relating solely to an Excluded Asset (without limitation on the foregoing and for avoidance of doubt, all claims, liabilities or obligations arising under Seller’s amended and restated certificate of incorporation, bylaws and the agreements and instruments listed on Schedule 1.1(d) shall constitute Excluded Liabilities);

(e) any liability or obligation of Seller or any Purchaser Indemnitee to, or claim against Seller or any Purchaser Indemnitee by, any shareholder, warrant holder or option holder of Seller arising from or relating to the authorization, execution, delivery, and/or performance of this Agreement by Seller, or consummation of the transactions contemplated hereby,

(f) any claims made prior to or subsequent to Closing in connection with the litigation described in Schedule 4.11, any allegations arising out of or relating to the actual or alleged negligence, negligent misrepresentation, fraud, breach of fiduciary duty, wrongdoing, or breach of any duties by the directors, officers, or majority shareholders of Seller, and any claims by minority shareholders of Seller, arising out of or relating to the Agreement or the JF Agreement, including dissenters’ or appraisal rights;

(g) any Taxes imposed on Seller or otherwise allocated to Seller pursuant to Section 6.7 hereof (but excluding any Taxes imposed on Purchaser or otherwise allocated to Purchaser pursuant to Section 6.7);

(h) any Scheduled Litigation;

(i) any liability arising from any product sold by Seller prior to the Closing; and

(j) any and all liabilities with respect to, or in respect of, any current or former employees, officers, directors, independent contractors or consultants, including any (i) current or historical litigation or litigation arising out of any termination in connection with the completion of the transactions contemplated in this Agreement, (ii) any claims for compensation, severance or other termination compensation arising from the completion of the transactions contemplated in this Agreement, (iii) or resulting from Employee Plans.

“Governmental Authority” means any foreign, federal, state, local, municipal or other administrative, regulatory, governmental or quasi-governmental authority of any nature (including, without limitation, any governmental agency, branch, board, commission, department, instrumentality, official or entity, and any domestic or foreign court, arbitral body or tribunal), or any administrative, executive, judicial, legislative, police, or regulatory or taxing authority.

 “Indebtedness” means, with respect to Seller at any date, without duplication: (i) all obligations of such Seller for borrowed money; (ii) all obligations in respect of letters of credit, to the extent drawn; (iii) any accrued interest related to any of the foregoing, and any prepayment or other similar fees or expenses relating to the prepayment of the foregoing; (iv) and any trade accounts payable of Seller.

“Indemnification Cap” shall have the meaning set forth in Section 7.1(a)(iii)(A) hereof.

“Indemnification Deductible” shall have the meaning set forth in Section 7.1(a)(iii)(B) hereof.

“Inventory” means all inventory of Seller (whether located at or in transit to its respective places of business) listed on Schedule 4.8.

 “JF Agreement” and “Jude Frances” shall have the meaning set forth in Section 2.7(b) hereof.

“Knowledge” means (i) in the case of an individual, the actual knowledge of such individual without independent investigation, and (ii) in the case of Seller, the knowledge, without investigation, of Jude Steel and Frances Gadbois.

 “Leased Real Property” means all of the right, title and interest of Seller under all leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which Seller holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property.

“Legal Requirements” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Liens” means any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind.

“Loss” shall have the meaning set forth in Section 7.1(a) hereof.

“Love Knot Trademark” means the trade mark depicting the love knot, registered with the U.S. Patent and Trademark Office as U.S. Registration No. 4,180,227.

“Major Suppliers” shall have the meaning set forth in Section 4.19 hereof.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that individually or taken together with any other  event, occurrence, fact, condition or change is, or could reasonably be expected to become, materially adverse to (a) the ability of Seller to consummate the transactions contemplated hereby on a timely basis, or (b) the value of the Purchased Assets; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Business operates; (iii) any change, effect or circumstance resulting from the transactions contemplated by this Agreement or an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Noncompetition Restricted Period” shall have the meaning set forth in Section 6.2(b) hereof.

“Payoff Accounts” shall have the meaning set forth in Section 6.2(b) hereof.

“Ms. Gadbois” shall have the meaning set forth in the preamble hereof.

“Parties” or “Party” shall have the meaning set forth in the preamble hereof.

“Permitted Liens” means (i) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent and which would not, individually or in the aggregate, be material, (ii) easements, rights-of-way, restrictions and other similar charges and encumbrances of record not interfering materially with the ordinary conduct of the Business or detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto, and (iii) Liens for Taxes not yet due and payable.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including, without limitation, any instrumentality, division, agency or department thereof).

“Proceeding” shall have the meaning set forth in Section 7.1(c)(i) hereof.

“Proprietary Rights” means all intellectual property, including all claims for past infringement, worldwide, whether registered or unregistered, including, without limitation: (a) all patents, patent applications and other patent rights, including divisional and continuation patents; (b) all registered and unregistered trade-marks, service marks, logos, slogans, corporate names, business names, private labels and other indicia of origin, and all applications and registrations therefor, including any common law rights that may exist and are associated therewith; (c) registered and unregistered copyrights and mask works, including all copyright in and to computer software programs, including software, and applications and registrations of such copyright; (d) internet domain names, applications and reservations for internet domain names, uniform resource locators and the corresponding Internet sites; (e) industrial designs; and (f) trade secrets and proprietary information not otherwise listed in (a) through (e) above, including, without limitation, all inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, mask works, circuit topography, formulae, methods (whether or not patentable), designs, processes, procedures, technology, business methods, source codes, object codes, computer software programs (in either source code or object code form), databases, data collections and other proprietary information or material of any type, and all derivatives, improvements and refinements thereof, howsoever recorded or unrecorded.

“Purchased Assets” means all of Seller’s right, title and interest in and with respect to the assets, properties, privileges, interests, claims and rights (wherever located), whether tangible or intangible or real or personal, that are owned, leased, used, or held for use by Seller (other than the Excluded Assets), including, without limitation, the assets, properties and rights referred to below to the extent owned, leased, used, or held for use by Seller (in each case other than to the extent included in the Excluded Assets):

(a) all of the Inventory of Seller;

(b) all of Seller’s jewelry molds;

(c) the customized Zoyto direct selling software platform (subject to license from Zoyto) (the “Zoyto Platform”);

(d) the Seller Love Knot Proprietary Rights;

(e) all information regarding Style Consultants, including contact information, sales history, email correspondence and other communication records;

(f) Seller’s suppliers lists, advertising and promotional material (other than any advertising or promotional material that includes the BambooPink name);

(g) to the extent transferable, the benefit of and the right to enforce the product warranties, if any, that Seller is entitled to enforce with respect to the Purchased Assets; and

(h) all hard and electronic versions of jewelry photographs (high-resolution and all others).

“Purchaser” shall have the meaning set forth in the preamble hereof.

“Purchase Price” shall have the meaning set forth in Section 2.6 hereof.

“Purchaser Indemnitee” shall have the meaning set forth in Section 7.1(a)(i) hereof.

“Scheduled Litigation” means any of the matters identified on Schedule 4.11.

“Seller” shall have the meaning set forth in the preamble hereof.

“Seller Indemnitees” shall have the meaning set forth in Section 7.1(b)(i) hereof.

“Seller Love Knot Proprietary Rights” shall have the meaning set forth in Section 2.10 hereof

“Seller Transaction Expenses” means costs and expenses incurred by Seller (or for which Seller has agreed to be liable) incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by Seller in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants).

“Style Consultant” shall mean any person that performed services for Seller as a sales representative or product distributor since Seller’s inception (but not including the shareholders of Seller or Jude Frances).

“Survival Date” shall have the meaning set forth in Section 7.1(a)(ii) hereof.

“Tax” or “Taxes” includes, without limitations, (i) any and all domestic and foreign federal, state, municipal and local taxes, assessments and other governmental charges, duties,

impositions and liabilities imposed by any Governmental Authority, including taxes based on or measured by gross receipts, income, profits, sales, capital, use, and occupation, and including goods and services, value added, ad valorem, transfer, franchise, withholding, customs, payroll, recapture, employment, excise and property duties and taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a transferee of or a successor in interest to another entity or a member of a related, non-arm’s length, affiliated or combined group.

“Tax Returns” means all returns, declarations, reports, claims for refund, forms, designations, estimates, information statements and other documents relating to Taxes required to be filed or in fact filed, including all schedules and attachments thereto, and including all amendments thereof, and the term “Tax Return” means any one of the foregoing Tax Returns.

ARTICLE 2

PURCHASE, SALE AND ASSUMPTION

2.1 Purchase and Sale of Purchased Assets.  Upon the terms and subject to the conditions set forth herein and on the basis of the representations, warranties, covenants and agreements contained herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase, acquire and accept, all of Seller’s right, title and interest, legal and equitable, in and to the Purchased Assets, free and clear of all Liens other than Permitted Liens.  Purchaser acknowledges that the Purchased Assets are being sold to Purchaser “AS IS,” with all faults and defects, and with no representations or warranties whatsoever with respect thereto, and Seller hereby disclaims any and all representations and warranties, except for those representations and warranties expressly set forth in this Agreement.

2.2 Excluded Assets.  Notwithstanding anything contained in Section 2.1 to the contrary, Seller is not selling, and Purchaser is not purchasing, any of the Excluded Assets, all of which will be retained exclusively by Seller.

2.3 Assumed Liabilities.  Purchaser shall not assume any liabilities of Seller in connection with the purchase and sale of the Purchased Assets pursuant to this Agreement.

2.4 Excluded Liabilities.  Notwithstanding any other provision of this Agreement to the contrary, Purchaser does not assume or agree to, and shall not, be liable for any of the Excluded Liabilities.  Seller shall, and shall cause each of its Affiliates to, pay and satisfy, or otherwise discharge, in due course all Excluded Liabilities which they are obligated to pay and satisfy.

2.5 Consideration.  In consideration for the transactions contemplated hereby Purchaser will pay the Purchase Price to Seller.

2.6 Purchase Price.  The purchase price payable at Closing for the Purchased Assets (the “Purchase Price”) shall be $645,645.  At the Closing, Purchaser shall pay the Purchase Price by wire transfer of immediately available funds in the amounts and to the accounts set forth on

Schedule 2.6 (the “Payoff Accounts”), which correspond to certain existing Indebtedness of Seller.

2.7 Closing Transactions.

(a) The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. at the Wells Fargo Capitol Center, 150 Fayetteville St., Suite 2300, Raleigh, North Carolina 27601, commencing at 10:00 a.m. local time on the date hereof.  The date and time of the Closing are referred to herein as the “Closing Date.”

(b) Closing Deliveries.  At the Closing (in addition to the other instruments, documents, and items described in ARTICLE 3 hereof), Purchaser shall deliver to Seller the Purchase Price pursuant to Section 2.6 and all other items required to be delivered by Purchaser to Seller at Closing as specified in Section 3.1.  Additionally, Seller acknowledges that a condition to Purchaser’s execution of this Agreement is the satisfactory negotiation of a license and consulting agreement (the “JF Agreement”) between Purchaser and JudeFrances Jewelry Inc., a California corporation.

2.8 Allocation of Purchase Price.  Seller and Purchaser hereby agree to allocate the Purchase Price among the Purchased Assets in accordance with Schedule 4.8 attached hereto.  Such allocation shall be made in accordance with the principles of section 1060 of the Code.  The Parties each agree to (i) be bound by such allocation, subject, however, to each Party’s right to agree to settle any challenge to such allocation by a Governmental Authority, whether in connection with a Tax audit or otherwise, (ii) act in accordance with such allocation in the filing of all Tax Returns (including filing Form 8594 with its federal income Tax Return for the taxable year that includes the Closing Date), and (iii) take no position inconsistent with such allocation for Tax purposes, other than in connection with the settlement of any audit or other challenge to such allocation by a Governmental Authority.

2.9 Assignment of Contracts.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or novate any Contract.

2.10 Assignment of Love Knot Trademark.  Upon the Closing, Seller does hereby sell, assign, convey and transfer unto Purchaser and its successors, assigns and legal representatives, Seller’s entire right, title and interest in and throughout the world in and to the Love Knot Trademark (including any common law rights that may exist and are associated therewith) relating to the “love knot”, together with the goodwill of the business symbolized thereby and appurtenant thereto, if any (collectively, but without any representations as to the extent or validity thereof, the “Seller Love Knot Proprietary Rights”), the same to be held and enjoyed by Purchaser, its successors, permitted assigns or legal representatives, together with income, royalties, damages or payments due on or after the Closing, including, without limitation, all claims for damages or payments by reason of infringement or unauthorized use of the Love Knot Trademark, along with the right to sue for past infringements and collect the same for Purchaser’s sole use and enjoyment.  Seller covenants that it will cooperate with Purchaser to properly record such assignment with the U.S. Patent and Trademark Office.

ARTICLE 3

FURTHER DELIVERIES AT CLOSING

3.1 Deliveries by Purchaser.  At the Closing, and in addition to payment of the Purchase Price, Purchaser shall deliver to Seller the following:

(a) the Bill of Sale, duly executed by Purchaser;

(b) certified copies of the resolutions duly adopted by the managers or members of Purchaser authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of all transactions contemplated hereby and thereby;

(c) copies of all consents, approvals, releases from and filings with, governmental or other regulatory agencies required of Purchaser in order to effect the transactions contemplated by this Agreement; and

(d) a copy of Purchaser’s resale certificate issued by the State of California.

Receipt of delivery of any item specified in this Section 3.1 may be waived by Seller; provided, however, that no such waiver will be effective against Seller unless it is set forth in a writing executed by Seller.

3.2 Deliveries by Seller.  At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(a) the Bill of Sale, duly executed by Seller;

(b) certified copies of the resolutions duly adopted by the board of directors and shareholders of Seller authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of all transactions contemplated hereby and thereby;

(c) copies of all consents, approvals and releases from and filings with, governmental or other regulatory agencies, or any other Person (including third parties to Contracts) which are set forth on Schedule 4.4; and

(d) executed payoff letters and releases, in form reasonably satisfactory to Purchaser, which correspond to the accounts specifically denoted with an asterisk and set forth on Schedule 2.6.

Receipt of delivery of any item specified in this Section 3.2 may be waived by Purchaser; provided, however, that no such waiver shall be effective unless it is set forth in a writing executed by Purchaser.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Purchaser to enter into this Agreement and purchase the Purchased Assets, Seller hereby represents and warrants to Purchaser as follows:

4.1 Organization and Power.  Seller is a corporation duly incorporated, validly existing, organized and in good standing under the laws of the State of California; however, Purchaser acknowledges that Seller has ceased business operations and has filed a Certificate of Dissolution in connection with the pending dissolution and liquidation of Seller.  Seller does not own or control (directly or indirectly) any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other Person.

4.2 Authorization.  Seller has the authority and power to execute, deliver and perform this Agreement and the Ancillary Agreement and to consummate the transactions contemplated hereby and thereby.  This Agreement and the Ancillary Agreement have been duly and validly authorized, executed and delivered by Seller, and each such agreement constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except (a) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally, and (b) as such enforceability may be limited by general principles of equity, regardless of whether asserted in a proceeding in equity or law.

4.3 Capitalization.  Schedule 4.3 accurately sets forth the authorized and outstanding capital stock of Seller and the name and number of shares of capital stock held by each shareholder.  All of the issued and outstanding shares of capital stock of Seller are owned of record by the shareholders of Seller as shown on Schedule 4.3.  Except as shown on Schedule 4.3, there are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Seller is a party or which is binding upon Seller providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor.  There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to Seller.

4.4 No Breach.  Except as set forth on Schedule 4.4, the execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby, do not and will not (a) violate, conflict with, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under Seller’s articles of incorporation or bylaws or any instrument or material Contract; (b) conflict with or result in a violation or breach of any provision of any Legal Requirement applicable to Seller, the Business or the Purchased Assets; (c) result in the creation or imposition of any Lien (other than Permitted Liens) upon any assets or any of the equity of Seller; or (d) require any authorization, consent, approval, exemption or other action by, declaration or filing with, or notice to, any Governmental Authority or other Person under the provisions of any Legal Requirement or any material Contract.

4.5 [Intentionally omitted].

4.6 Absence of Certain Developments.  Except as set forth in Schedule 4.6, since December 31, 2011, Seller has not:

(a) suffered a Material Adverse Effect;

(b) adopted any plan of merger, consolidation or reorganization or filing of a petition in bankruptcy under any provision of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law;

(c) amended or authorized the amendment of its articles of incorporation (other than by filing a certificate of dissolution) or bylaws;

(d) made any issuance of (i) capital stock of Seller, (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating Seller to issue, deliver or sell any capital stock of Seller other than options granted in the ordinary course of business consistent with past practices, or (iii) any notes, bonds or other debt security;

(e) amended, terminated or waived any rights constituting Purchased Assets; or

(f) committed or agreed to any of the foregoing.

4.7 Real Property Leases.

(a) Leased Real Property.  Schedule 4.7 sets forth the address of each Leased Real Property facility of Seller.

(b) Real Property Used in the Business.  The Leased Real Property identified on Schedule 4.7 comprises all of the real property used in the operation of Seller.

4.8 Purchased Assets.

(a) Seller owns good and valid title, free and clear of all Liens, other than Permitted Liens, to all of the personal, tangible and intangible personal property and assets comprising the Purchased Assets, except that the Zoyto Platform is subject to license from Zoyto.

(b) All of the Purchased Assets are situated in the States of California and Texas (in the Zoyto warehouse).

(c) Schedule 4.8 sets forth a complete and accurate list of Inventory of Seller.

4.9 Indebtedness.    Schedule 4.9 contains a complete and accurate list of the Company’s accounts payable and Indebtedness on the date hereof.

4.10 Proprietary Right.

(a) Set forth on Schedule 4.10 is the U.S. Patent and Trademark Office registration information with respect to the Love Knot Trademark.

(b) Seller makes no representations or warranties as to the extent or validity of the Proprietary Rights comprising the Seller Love Knot Proprietary Rights, except that, to Seller’s Knowledge: (i) Seller has not misappropriated and is not infringing upon the Proprietary Rights of any third party relating to the “love knot”; and (ii) none of the Seller Love Knot Proprietary Rights is being infringed upon or misappropriated by activities, products or services of any third party.

4.11 Litigation; Proceedings.  Except as described on Schedule 4.11, there are no (a) actions, suits, proceedings, hearings, or orders or (b) investigations, charges, complaints or claims, pending or, to the Seller’s Knowledge, threatened against Seller, or any of its assets or the Business; and Seller is not subject to any judgment, order or decree of any Governmental Authority.

4.12 Compliance with Legal Requirements.  Seller is, in all material respects, in compliance with all Legal Requirements, except where the failure to be in such compliance could not reasonably be expected to have a Material Adverse Effect.  No written notice has been received by Seller alleging a violation of or liability or potential responsibility under any such law, rule or regulation which is pending or remains unresolved.

4.13 [Intentionally omitted].

4.14 Employees.

(a) Seller does not currently have any employees.  Since January 1, 2008, Seller has complied in all material respects with all Legal Requirements relating to employment (including but not limited to, the Fair Labor Standards Act of 1938), employment practices, terms and conditions of employment, equal employment opportunity, non-discrimination, immigration, wages, hours, benefits, collective bargaining, and occupational safety and health.  All employees classified as exempt under the Fair Labor Standards Act of 1938 and state and local wage and hour laws are properly classified.

(b) All liabilities in respect of current or former employees, officers, directors, independent contractors, and consultants, have or shall have been paid by Seller or otherwise discharged on or before the Closing Date, including but not limited to, insurance premium contributions, unemployment insurance, income tax, workers’ compensation and any other employment related legislation, accrued wages, vacation pay, bonuses, Taxes, salaries, commissions, and employee benefit plan payments.  There are no outstanding, pending, threatened or anticipated assessments, actions, causes of action, claims, complaints, demands, orders, prosecutions or suits against Seller, its directors, officers or agents before any Governmental Authority pursuant to or under any applicable laws, including, but not limited to unemployment insurance, income tax, employment discrimination, employment standards, labor relations, occupational health and safety, workers’ compensation, pay equity or any other matters relating to the employment of labor.

(c) Seller is not a party to any collective bargaining agreement or other labor contract.

(d) The consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former employee, officer, director, independent contractor, or consultant, to severance pay, unemployment compensation, or any similar payment for which Purchaser could be liable or (ii) accelerate the time of payment or vesting or increase the amount of compensation to or in respect of any current or former employee, officer, director, independent contractor, or consultant, for which Purchaser could be liable.

4.15 Employee Benefit Plans.

(a) Seller does not currently have any employees and thus does not maintain, contribute to or have any obligation to contribute to, or have any other liability or obligation with respect to (i) any employee pension plans; (ii) employee benefit plans; or (iii) any other written or oral plan, policy, program, agreement or arrangement providing direct or indirect compensation or any other employee benefit of any kind, including without limitation, pension, retirement, savings, health, life, accident, vacation, tuition reimbursement, dependent care reimbursement, health savings account or disability benefits or that provide deferred compensation, stock options, stock purchase, phantom stock, stock based programs, stock appreciation rights, severance or incentive compensation or other fringe benefits.  Any of the above shall be referred to herein collectively as the “Employee Plans.”

(b) With respect to each Employee Plan, no event has occurred, and there exists no condition or set of circumstances in connection therewith, for which Seller could be subject to any liability under ERISA, the Code or any other applicable Legal Requirement, except liability for benefit claims and funding obligations payable in the ordinary course.  Each of the Employee Plans heretofore maintained by Seller was established, maintained, funded, invested and administered in compliance in all material respects with its terms, all employee plan summaries and booklets, ERISA, the Code and other applicable laws.  Seller has never maintained, sponsored, contributed to, participated in or had any liability with respect to (i) any Employee Plan subject to Title IV of ERISA or Section 412 of the Code, (ii) any “multi employer plan” as defined under Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code, (iii) any Employee Plan that promises or provides retiree medical or other welfare benefits to any person, except as required by ERISA, the Code or other applicable Legal Requirement, including, but not limited to, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(c) All required contributions and/or premiums to be made under the Employee Plans have been fully paid to the date hereof in accordance with the terms of that Employee Plan and all applicable laws, and no taxes, penalties or fees are owing or exigible under any Employee Plan, and there are no liabilities or contingent liabilities in respect of any Employee Plan that has been discontinued.

(d) No Employee Plan promises or provides retiree health benefits or retiree life insurance benefits or any other non-pension post-retirement benefits to any person.

(e) There are no outstanding actions, suits or claims pending or  threatened concerning the assets held in the funding media for the Employee Plans (other than routine claims for the payment of benefits submitted by members or beneficiaries in the normal course), and there is no litigation, legal action, suit, investigation, claim, counterclaim or proceeding pending or threatened against or affecting any Employee Plan which could have a Material Adverse Effect on Seller or on any Employee Plan maintained as of the Closing Date.

4.16 Insurance.  Schedule 4.16 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, errors and omissions, vehicular, fiduciary liability and other casualty and property insurance policies to which Seller is a party, a named insured or otherwise the beneficiary of coverage.

4.17 Tax Matters.

(a) Seller has, (i) duly and timely filed (taking into account applicable filing date extensions), or caused to be filed, all Tax Returns required to be filed by it prior to the date hereof and all such Tax Returns are true, correct and complete in all material respects and have not been amended; (ii) paid all Taxes and all assessments and reassessments of Taxes due on or before the date hereof, other than Taxes which are being or have been contested in good faith; (iii) duly and timely withheld, or caused to be withheld, all Taxes required or permitted by law to be withheld by it (including Taxes and other amounts required or permitted to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account of any person, including any employees, officers or directors and any nonresident person) and duly and timely remitted, or caused to be remitted, to the appropriate Tax authority such Taxes required by law to be remitted by it; and (iv) duly and timely collected, or caused to be collected, any sales or transfer taxes, including goods and services, harmonized sales and state, local or territorial sales taxes, required by law to be collected by it and duly and timely remitted to the appropriate Tax authority any such amounts required by law to be remitted by it.

(b) There are (i) no audits or investigations in progress, pending or threatened by any Governmental Authority with respect to Taxes against Seller or any of the assets of Seller; and (ii) no deficiencies, litigation, proposed adjustments or matters in controversy with respect to Taxes exist or have been asserted or have been raised by any Governmental Authority which remain unresolved at the date hereof, and no action or proceeding for assessment or collection of Taxes has been taken, asserted, or to the Knowledge of Seller, threatened, against Seller or any of its assets, except, in each case, as are being contested in good faith.

(c) There are no Liens for Taxes (other than statutory Liens for Taxes not yet due) upon any of the assets of Seller.

(d) Seller has not entered into any advance pricing agreement with any Governmental Authority.

(e) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

4.18 Brokerage. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by Seller.

4.19 Customers and Suppliers.  Schedule 4.1919 lists the ten largest suppliers (measured by dollars paid since January 1, 2010) of Seller (“Major Suppliers”) and the amount of business done with each Major Supplier in such period.

4.20 Questionable Payments.  Neither Seller nor, to the Seller’s Knowledge, any of its current or former officers, directors, stockholders, managers, employees, agents, or representatives, have in connection with the Business or operations of the Business (a) used any corporate funds for any contributions, gifts, entertainment or other expenses relating to political activity, or used any corporate funds to reimburse any Person for any such payment, in each case, in contravention of any Legal Requirements, (b) used any corporate funds for any direct or indirect payments to any foreign or domestic government officials or employees in contravention of any Legal Requirements, or (c) made any bribe, rebate, payoff, influence payment, kickback or other payment of any nature in contravention of any Legal Requirements.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement, Purchaser represents and warrants to Seller as follows:

5.1 Organization and Power.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of North Carolina.  Purchaser has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder.

5.2 Authorization.  Purchaser has the capacity, authority and power to execute, deliver and perform this Agreement and all of the agreements contemplated hereby to which it is a party (including each of the Ancillary Agreements to which it is or will respectively become a party) and to consummate the transactions contemplated hereby and thereby.  This Agreement and all of the agreements contemplated hereby to which Purchaser is a party have been duly and validly authorized, executed and delivered by Purchaser and each such agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except (a) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally, and (b) as such enforceability may be limited by general principles of equity, regardless of whether asserted in a proceeding in equity or law.

5.3 No Breach.  The execution, delivery and performance by Purchaser of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby, do not and will not (a) violate, conflict with, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under Purchaser’s governing documents or any instrument or contract; (b) conflict with or result in a violation or breach of any provision of any Legal Requirement applicable to Purchaser; or (c) except as set forth on Schedule 5.3, require any authorization, consent, approval, exemption or other action by, declaration or filing with, or notice to, any Governmental Authority or other Person under the provisions of any Legal Requirement or any contract or instrument.

5.4 Governmental Authorities and Consents.  No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby and thereby.

5.5 Litigation.  There are no actions, suits, proceedings, orders or investigations pending or, to the best of Purchaser’s knowledge, threatened against or affecting Purchaser, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Purchaser’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

5.6 Brokerage.  There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of Purchaser.  Purchaser is solely responsible for and shall pay all amounts owed in respect of any arrangement or agreement disclosed on such Schedule.

ARTICLE 6

NON-COMPETITION AND OTHER POST-CLOSING MATTERS

6.1 Confidentiality; Press Releases. The Parties hereto will, and will cause each of their respective Affiliates and representatives to, maintain the confidentiality of this Agreement and the transactions contemplated hereby and will not, and will cause each of their respective Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties hereto which consent shall not be unreasonably withheld.

6.2 Non-competition.  Seller acknowledges that (a) Seller is engaged in the Business, (b) prior to Closing, Seller has had access to Confidential and Proprietary Information (as defined below) of Seller and the Business; and (c) the agreements and covenants contained in this Section 6.2 are essential to protect the Purchased Assets, all of which are being purchased by Purchaser.  Accordingly, Seller covenants and agrees as follows:

(a) During the Noncompetition Restricted Period (as defined below), Seller shall not, within any Territory (as defined below), directly or indirectly:

(i) engage or invest in, or own, control, manage or participate in the ownership, control or management of any business that engages in the Business (a “Competitor”); or

(ii) (A) solicit, divert or take away, or accept any business relating to the Business (or help any other Person, entity or enterprise to solicit, divert, take-away or accept any such business) from any Person, entity or enterprise who, during the two year period ending on the Closing Date, is or was a customer or supplier of Seller, or who to Seller’s Knowledge (after inquiry of Purchaser with respect to such matter) during the Nonsolicitation Restricted Period becomes a customer or supplier of Purchaser or (B) actively cause any customer, referral source, supplier or other business relation to curtail doing business with Purchaser.

(b) As used herein, the term “Noncompetition Restricted Period” shall mean the period commencing on the Closing Date and ending on the expiration of four (4) years following the Closing Date.  If Seller breaches any agreement or covenant contained in this Section 6.2, the Noncompetition Restricted Period shall be extended for an additional period equal to the period during which such breach occurred and continued.  Seller acknowledges that Seller sells its products, and/or otherwise conducts its business throughout the world.  As used herein, the term “Territory” shall mean the entire world including but not limited to: (i) Canada, (ii) Europe, (iii) Asia, (iv) all U.S. territories and (v) each of the following States within the United States: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin and Wyoming.

(c) Purchaser and Seller agree and acknowledge that the duration, scope and geographic area of the covenants described in this Section 6.2 are fair, reasonable and necessary in order to protect the good will and other legitimate interests of Purchaser, that adequate consideration has been received by Seller for such obligations.  If, however, for any reason any court of competent jurisdiction determines that the restrictions in this Section 6.2 are not reasonable, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 6.2 as will render such restrictions valid and enforceable (it being understood that none of the duration, scope or geographic area will be expanded).

(d) Purchaser acknowledges that the foregoing covenants bind only Seller and are not binding on the shareholders of Seller or any other Person.

6.3  [Intentionally omitted].

6.4 Mutual Assistance

(a) Each of the Parties hereto agrees that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any Governmental Authority required to be submitted jointly by any of the Parties hereto in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.  Subsequent to the Closing, each of the Parties hereto will assist each other (including by the retention of records and the provision of access to relevant records) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as in the defense of any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested; provided, however, that no Party shall by reason of this Section 6.4(a) be required to retain accountants or attorneys or incur other out-of-pocket expenses that are not reimbursed by the requesting Party.

(b) In order to assist with the transitioning of Seller’s Style Consultants, subsequent to the Closing, Seller shall send a mutually agreed to email message to each of its Style Consultants and Seller will also make follow-up calls to such Style Consultants as reasonably requested be Seller.

6.5 Expenses.  Except as otherwise set forth in this Agreement, each of the Parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any Party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated hereby are consummated.

6.6 Further Transfers.  At Closing, and at all times thereafter as may be necessary, each of the Parties hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such additional action as any other Party hereto may reasonably request to effect or consummate the transactions contemplated hereby and to vest in Purchaser good and indefeasible title to the Purchased Assets and to comply with this Agreement.

6.7 Transfer Taxes; Recording Charges.  Notwithstanding anything to the contrary herein, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be shared equally by Purchaser and Seller. Each Party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Seller and Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

6.8 Use of Name. Other than as reasonably necessary in connection with the liquidation of any of its remaining assets and the satisfaction of its obligations and liabilities, Seller shall make no further business use of the name “Bamboo Pink” or any derivative thereof or of any trademark or service mark including or incorporating the name “Bamboo Pink” or any derivative thereof.  Purchaser is not hereby granted any rights to the name “Bamboo Pink” or to any trademark or service mark incorporating such name.

6.9 Tax Matters; Cooperation; Procedures Relating to Tax Claims.

(a) Purchaser and Seller shall cooperate fully, and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to Seller relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser or Seller, as the case may be, shall allow the other party to take possession of such books and records.  For the avoidance of doubt, no Party is required hereby to retain any books or records if such Party instead allows Purchaser or Seller (as the case may be) to take possession of such books and records.

(b) After the Closing Date, Purchaser shall not be bound by or have any liability under any tax-sharing agreements or similar agreements involving Seller and its subsidiaries or shareholders.

6.10 Employee Matters.

(a) Purchaser is under no obligation, and has no intention, to offer employment or to hire any of the employees of Seller.

(b) As between Purchaser and Seller, Seller shall remain solely responsible for the satisfaction or discharge of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date.  As between Purchaser and Seller, Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date.

ARTICLE 7

ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

7.1 Indemnification.

(a) Seller’s Indemnification.

(i) Subject to the other limitations in this ARTICLE 7, from and after the Closing, Seller and Ms. Gadbois jointly and severally agree to indemnify Purchaser and its Affiliates and their respective officers, directors, employees, shareholders, agents and representatives (collectively, the “Purchaser Indemnitees”) and hold each Purchaser Indemnitee harmless against any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, loss, liability, fine, penalty, deficiency, damage, amount paid in settlement, obligation, Taxes, or expense (including reasonable legal expenses and costs) (a “Loss”) which such Purchaser Indemnitee suffers or incurs as a result of: (A) the breach by Seller of any representation or warranty contained in ARTICLE 4 hereof; (B) the breach by Seller of any covenant or agreement contained in this Agreement or in any other agreement, instrument or certificate delivered by Seller pursuant to this Agreement, (C) any Taxes imposed on Seller for any time on or before the Closing Date or any Taxes with respect to the Purchased Assets or the Business imposed on Purchaser as a transferee or successor, by contract or pursuant to any law, rule or regulation, which such Taxes relate to any event or transaction occurring before the Closing, (D) any Excluded Liabilities; (E) any allegations arising out of or relating to the actual or alleged negligence, negligent misrepresentation, fraud, breach of fiduciary duty, wrongdoing, or breach of any duties by the directors, officers, or majority shareholders of Seller, and any claims by minority shareholders (past or present) arising out of or relating to the Agreement or the JF Agreement, including dissenters’ or appraisal rights.

(ii) Seller and Ms. Gadbois will not be liable under Section 7.1(a)(i) unless written notice of a claim for indemnification pursuant to such Section, setting forth with reasonable specificity the nature, basis and amount of such claim, is given by the claiming Purchaser Indemnitee to Seller on or before the Survival Date, it being understood that so long as such written notice is given on or prior to the Survival Date, such claim shall continue to survive until such matter is resolved.  For purposes of this Agreement, the term “Survival Date” shall mean the date that is the eighteen (18) month anniversary of the Closing Date.

(iii) The indemnification provided for in Section 7.1(a)(i) above is subject to each of the following limitations:

(A) The aggregate amount of all payments made by Seller in satisfaction of such claims for indemnification shall not exceed Two Hundred Fifty Thousand Dollars ($250,000) (the “Indemnification Cap”).

(B) Seller shall not be liable to indemnify Purchaser Indemnitees pursuant to such claims for indemnification unless and until such

Purchaser Indemnitee has collectively suffered or incurred Losses by breaches in respect of such representations and warranties in excess of $25,000 in the aggregate (the “Indemnification Deductible”), in which event Seller shall be required to pay or be liable for all such Losses to the extent exceeding the Indemnification Deductible.

(b) Purchaser’s Indemnification.

(i) From and after the Closing, Purchaser agrees to indemnify Seller and its officers, directors, employees, shareholders, agents and representatives (collectively, the “Seller Indemnitees”) and hold each Seller Indemnitee harmless against any Loss which any Seller Indemnitee suffers, as a result of: (A) the breach by Purchaser of any representation or warranty contained in ARTICLE 5 hereof; (B) the breach by Purchaser of any covenant or agreement of Purchaser contained in this Agreement; (C) Purchaser’s ownership and use of the Purchased Assets (unless such claim relates to an alleged defect in the Purchased Assets existing on the date hereof or other condition within the control of Seller); and (D) any allegations arising out of or relating to the actual or alleged negligence, negligent misrepresentation, fraud, breach of fiduciary duty, wrongdoing, or breach of any duties by the directors, officers, or parent company of Purchaser arising out of or relating to the Agreement.

(ii) Purchaser shall not be liable with respect to any claim under Section 7.1(b)(i) unless written notice of a claim for indemnification pursuant to such Section, setting forth with reasonable specificity the nature, basis and amount of such claim, is given by the claiming Seller Indemnitee to Purchaser on or before the Survival Date, it being understood that so long as such written notice is given on or prior to the Survival Date, such claim shall continue to survive until such matter is resolved.

(iii) The indemnification provided for in Section 7.1(b)(i) above is subject to each of the following limitations:

(A) The aggregate amount of all payments made by Purchaser in satisfaction of such claims for indemnification shall not exceed the Indemnification Cap.

(B) Seller shall not be liable to indemnify Seller Indemnitees pursuant to such claims for indemnification unless and until such Seller Indemnitee has collectively suffered or incurred Losses by breaches in respect of such representations and warranties in excess of the Indemnification Deductible, in which event Purchaser shall be required to pay or be liable for all such Losses to the extent exceeding the Indemnification Deductible.

(c) Indemnification Procedures.

(i) Notice of Claim.  Any indemnified party making a claim for indemnification pursuant to Section 7.1(a) or (b) on account of a Proceeding must give Seller or Purchaser, as the case may be, written notice of such claim describing such claim and the nature and amount of such Loss, to the extent that the nature and amount thereof are determinable at such time (a “Claim Notice”) promptly after the indemnified party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against or involving the indemnified party by a third party; provided, however, that the failure to notify or delay in notifying Seller or Purchaser, as the case may be, will not relieve the indemnitor of its obligations pursuant to Section 7.1(a) or (b), except to the extent that the indemnitor is prejudiced as a result thereof.

(ii) Control of Defense; Exceptions, etc. With respect to any Proceeding, the indemnifying party, upon acknowledgement of its acceptance of its obligations to indemnify the indemnified party pursuant to the terms hereunder in connection with such Proceeding, shall be entitled to assume the defense of such action or claim with counsel reasonably satisfactory to the indemnified party.  The indemnified party shall have the right to participate at its own expense in the defense of such asserted liability.  The indemnifying party and the indemnified party each agree to reasonably cooperate with each other and their respective counsel in the defense against any such asserted liability and the settlement thereof.  Notwithstanding the foregoing, if (A) the claim for indemnification is with respect to a criminal proceeding, criminal action, criminal indictment, criminal allegation or criminal investigation against the indemnified party, (B) the indemnifying party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the indemnifying party and the indemnified party, (C) the indemnifying party has failed or is failing to prosecute or defend such claim or shall have failed to engage counsel reasonably satisfactory to the indemnified party within a reasonable period of time, or (D) the indemnified party has been advised by counsel in writing that a reasonable likelihood exists that such claim will result in damages in excess of the amount of the Indemnification Cap, then (1) the indemnifying party shall not be entitled to assume the defense of any such claim or action, (2) the indemnified party shall have the right to conduct and control the defense of, and, subject to the consent of the indemnifying party (which consent shall not be unreasonably withheld), to compromise and settle  such action or claim (subject to Section 7.1(c)(iii) below) with counsel reasonably acceptable to the indemnifying party, and in any such case, the indemnifying party shall have the right to participate at its own expense in the defense of such asserted liability.

(iii) Settlement of Claims.  No indemnifying party shall consent to the entry of any judgment or enter into any compromise or settlement without the consent of the indemnified party (which consent shall not be unreasonably withheld) (A) if such judgment, compromise or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each indemnified party of a release from all liability in respect to such claim, (B) if such judgment, compromise or settlement would result in the finding or admission of any violation of applicable law, regulation or other legal requirement by the indemnified party, or (C) if as a result of such consent, compromise or settlement, injunctive or other equitable relief would be imposed against the indemnified party or such judgment, compromise or settlement would enjoin or interfere with or adversely affect in any material respect the business, operations or assets of the indemnified party.  Further, the indemnifying party shall have no liability with respect to any consent to entry of judgment, compromise or settlement thereof effected by the indemnified party without its consent (which shall not be unreasonably withheld).

(d) Payments.  Any payment pursuant to a claim for indemnification shall be made not later than thirty (30) business days after receipt by the indemnitor of written notice from the indemnified party stating the amount of the claim, unless the claim is being defended as provided in Section 7.1(c).

(e) Exclusive Remedy.  The indemnification provided by this ARTICLE 7 shall be the exclusive remedy for Purchaser, Seller, and Ms. Gadbois, as the case may be, with respect to this Agreement and the Transaction Documents delivered pursuant hereto; provided, however, that nothing herein will limit any indemnified party’s rights hereunder or otherwise to injunctive or other equitable relief to enforce its rights under this Agreement or otherwise in connection with the transactions contemplated hereby; and provided further that nothing contained in this Agreement shall limit or restrict any Person who is a party to any other Ancillary Agreement to recover Losses or obtain any other legal or equitable relief from any other Person who is a party to any such agreement in connection with the breach of such agreement by such other Person pursuant to the terms thereof.  Without limiting the generality of the foregoing, and for the avoidance of doubt, in no event shall Ms. Gadbois have any liability under this Agreement or with respect to the transactions contemplated hereby in excess (in the aggregate) of two hundred fifty thousand dollars ($250,000), and in no event shall Purchaser or any other Purchaser Indemnitee, on the one hand, or Seller, Ms. Gadbois, or any other Seller Indemnitee on the other hand, have a right to assert any claim under this Agreement or with respect to the transactions contemplated hereby after the eighteen (18) month anniversary of the Closing Date.

(f) Seller and Purchaser agree that any indemnification payment made pursuant to this ARTICLE 7 shall constitute an increase or decrease, as the case may be, of the Purchase Price.

7.2 Survival.  All covenants, agreements, representations and warranties made by the Parties hereto pursuant to this Agreement shall survive Closing and remain effective, subject to the time limitations described in Section 7.1.

ARTICLE 8

MISCELLANEOUS

8.1 Amendment and Waiver.  This Agreement may not be amended, altered or modified except by a written instrument executed by Seller and Purchaser (and with respect to a change to Article 7 or Article 8 affecting her interests, Ms. Gadbois).  No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

8.2 Notices.  All notices, demands and other communications to be given or delivered to Purchaser or Seller under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, sent by reputable overnight courier or transmitted by facsimile, telecopy or e-mail of a PDF document (transmission confirmed), to the addresses indicated below (unless another address is so specified in writing):

If to Seller or to Ms. Gadbois, then to:
Bamboo Pink, Inc. or Frances Gadbois (as the case may be)
c/o JudeFrances Jewelry Inc.,
2151 Michelson Drive, Suite 175
Irvine, California  92612
Attention:                  Frances Gadbois
Facsimile No.:           (949) 553-8861

with a copy to:

Michelman & Robinson, LLP
15760 Ventura Blvd,, 5th Floor
Encino, California  91436
Attention:                Sanford L. Michelman
Facsimile No.:         (818) 783-5507
E-Mail (does not constitute Notice): smichelman@mrllp.com

If to Purchaser, then to:
Charles & Colvard Direct, Ltd.
300 Perimeter Park Drive
Morrisville, NC 27560

Attn: Randall N. McCullough
President
Facsimile No.:         (919) 468-5052
E-Mail (does not constitute Notice):  rmccullough@charlesandcolvard.com with a copy to:
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
Wells Fargo Capital Center
150 Fayetteville St., Suite 2300
Raleigh, North Carolina 27601
Attention:              Margaret Rosenfeld
Facsimile No.:       (919) 821-6800
E-Mail (does not constitute Notice):  mrosenfeld@smithlaw.com

8.3 Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the Parties hereto without the prior written approval of the other Parties hereto; provided, that Purchaser shall be permitted, without any such prior written approval, to assign its interest in and under this Agreement and the other agreements and documents executed in connection with this Agreement to a purchaser of all of the capital stock or all or substantially all of the assets of Purchaser.

8.4 Severability.  If any provision of this Agreement or portion thereof or the application thereof to any Person or circumstance shall to any extent be illegal, invalid or unenforceable: (a) the remainder of this Agreement or the application of such provision or portion thereof to any other Person or circumstance shall not be affected thereby; and (b) the Parties will negotiate in good faith to amend this Agreement to implement the intentions set forth in this Agreement.  Each provision of this Agreement shall be legal, valid and enforceable to the fullest extent permitted by law.

8.5 No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person.  The use of the word “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.

8.6 Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

8.7 No Third-Party Beneficiaries.  Seller and Purchaser intend that this Agreement is for the sole benefit of the Parties to this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for (i) Purchaser Indemnitees under ARTICLE 7, (ii) Seller Indemnitees under ARTICLE 7, (iii) Charles & Colvard, Ltd., as parent of Purchaser, and (iv) the shareholders of Seller.

8.8 Complete Agreement.  This document and the documents referred to herein contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

8.9 Counterparts.  This Agreement may be executed in one or more counterparts, any one of which may be by facsimile or electronically by PDF, and all of which taken together shall constitute one and the same instrument.  The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or electronically by PDF shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement or amendment for all purposes.  Signatures of the parties transmitted by facsimile or electronically by PDF shall be deemed to be their original signatures for all purposes.

8.10 Governing Law and Jurisdiction.  This Agreement shall be construed in accordance with the laws of the State of North Carolina and shall be treated, in all respects, as a North Carolina contract.  Each of the Parties to this Agreement irrevocably submits to the exclusive jurisdiction of the state courts of, and the federal courts sitting in, the State of New York for the resolution of any disputes relating this Agreement and the transactions contemplated hereby.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above-written.

SELLER:

BAMBOO PINK, INC.

By:           /s/ Frances Gadbois
Name:         Frances Gadbois
Title:           President and CEO

PURCHASER:

CHARLES & COLVARD DIRECT

By:           /s/ Randall N. McCullough
Name:         Randall N. McCullough
Title:           President and CEO

Solely for purposes of ARTICLES 7 and 8:

/s/ Frances Gadbois
Frances Gadbois

[Signature page to Asset Purchase Agreement]